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                                                                     EXHIBIT 4.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                   $3.75 SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                 AMAX GOLD INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law


        The undersigned duly authorized officer of Amax Gold Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL") does hereby certify:

        WHEREAS, pursuant to the Authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and pursuant to Section 242 of the DGCL, said Board of Directors at a meeting on February 9, 1998 duly adopted a resolution setting forth the amendment to the Company's Certificate of Designations of $3.75 Series B Convertible Preferred Stock set forth below, declaring its advisability and directing that the amendment proposed by submitted to the stockholders entitled to vote in respect thereof for the consideration of such amendment; and

        WHEREAS, pursuant to the provisions of Sections 228 and 242 of the DGCL, stockholders of the Company acting by written consent, dated March 11, 1998, duly adopted a resolution setting forth the amendment to the Company's Certificate of Designations of $3.75 Series B Convertible Preferred Stock set forth below.

        NOW, THEREFORE, BE IT RESOLVED, that the Company's Certificate of Designations of $3.75 Series B Convertible Preferred Stock be hereby amended by deleting Section 6 thereof and replacing such section in its entirety with the following:

        (6) VOTING RIGHTS.

        (a) GENERAL. The holders of Series B Convertible Preferred Stock shall be entitled to 1.4 votes for each share of Series B Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote. Except as otherwise provided herein or by applicable law, the holders of shares of Series B Convertible Preferred Stock and the


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holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

        (b) ADDITIONAL VOTING RIGHTS. Whenever dividends on the Series B Convertible Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividend payments (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Series B Convertible Preferred Stock (voting as a class together with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable (other than the Series A Preferred Stock)) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Series B Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series B Convertible Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Convertible Preferred Stock and such Parity Dividend stock to vote for such two additional directors.

        The foregoing right of the holders of the Series B Convertible Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series B Convertible Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the Series B Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Series B Convertible Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

        The holders of the Series B Convertible Preferred Stock and any such Parity Dividend Stock referred to above (excluding the holders of Series A Preferred Stock) voting together shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this
Section 6.

        (c) CLASS VOTING RIGHTS. So long as the Series B Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding shares of Series B Convertible Preferred Stock (unless the vote or consent of a greater percentage is required by applicable law or the Certificate of Incorporation, as amended, of the Corporation), voting separately as a class, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Certificate of Incorporation, as amended, or the Bylaws of the Corporation, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series B Convertible Preferred Stock, (ii) authorize


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or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Series B Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Series B Convertible Preferred Stock. A class vote on the part of the Series B Convertible Preferred Stock, without limitation, specifically shall not be deemed to be required (except as otherwise required by law or resolution of the Board of Directors of the Corporation) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to, or on a parity with, the Series B Convertible Preferred Stock in respect of the payment of dividends and upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Series B Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed this 29th day of May, 1998.


                             AMAX GOLD INC.


                             By:   /s/ S. Scott Shellhaas
                                   -----------------------
                             Name:  S. Scott Shellhaas
                             Title: President and Chief Operating Officer


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